Novitron International, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 12, 2000 at 10:00 a.m.

You are hereby notified that the Annual Meeting of stockholders of Novitron International, Inc. (the "Company") will be held on Tuesday, September 12, 2000 at 10:00 a.m. at the offices of Peabody & Arnold, 50 Rowes Wharf, Seventh Floor, Boston, Massachusetts, to consider and act upon the following matters:

1.	To elect three (3) directors for the ensuing year.
2.	To ratify the action of the Directors in appointing Arthur Andersen LLP as the Company's auditors for the 2001 fiscal year.
3.	To act upon such other business as may properly come before the meeting or any adjournment thereof.

Even if you plan to attend the meeting personally, please be sure to sign and return the enclosed proxy in the envelope provided to:

American Stock Transfer & Trust Company
40 Wall Street
New York, N.Y. 10005

Only stockholders of record on the books of the Company at the close of business on July 14, 2000 will be entitled to receive notice of, and vote at, the Annual Meeting or any adjournment thereof.

By order of the Board of Directors,

Anil Khosla, Secretary

August 9, 2000

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please vote, date and sign your proxy and return it promptly in the envelope provided even if you plan to attend the meeting personally. If you do attend the annual meeting and desire to withdraw your proxy and vote in person, you may do so. Your cooperation is greatly appreciated.

Novitron International, Inc.
One Gateway Center, Suite 411
Newton, MA 02458

PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

This proxy statement and the accompanying proxy form are being mailed by Novitron International, Inc. (the "Company") to the holders of record of the Company's outstanding shares of Common Stock, $.01 par value ("Common Stock"), on or about August 9, 2000. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on September 12, 2000 and any adjournment thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees may assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview without additional compensation.

When a proxy is returned, prior to or at the meeting, properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's instructions indicated on the proxy card. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and in the discretion of the proxies as to other matters that may properly come before the meeting. Sending in a proxy will not affect a stockholder's right to attend the meeting and vote in person. A proxy may be revoked by notice in writing delivered to the Secretary of the Company at any time prior to its use, by a duly-executed proxy bearing a later date, or by voting in person by ballot at the Annual Meeting. A stockholder's attendance at the meeting will not by itself revoke a proxy.

VOTING SECURITIES AND RECORD DATE

The Company has one class of Common Stock, $.01 par value, outstanding. Each share of Common Stock is entitled to one vote per share. The Board of Directors has fixed July 14, 2000 as the record date for the meeting. Only holders of record of the Company's Common Stock on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 1,445,227 shares of Common Stock issued and outstanding.

The Company's By-laws provide that a quorum shall consist of the representation in person or by proxy at the Annual Meeting of stockholders entitled to vote a majority in interest of the votes that are entitled to be cast at the meeting. Abstentions and broker non-votes will be counted for purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under applicable rules. The effect of broker non-votes to be brought before the Annual Meeting of Stockholders is discussed below.

With respect to the two matters to come before the stockholders at the Annual Meeting (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote, and (ii) the appointment of the auditors shall be determined by a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee, shares present by proxy where the stockholder properly withholds authority to vote for such nominee and broker non-votes will not be counted towards achievement by such nominee of a plurality. With respect to ratification of the appointment of the auditors, if the stockholder abstains from voting, the shares are considered present at the meeting for such matter but, since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. Broker non-votes will not be considered present at the meeting for such matter and they are therefore not counted in respect of such matter. Such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended March 31, 2000, is being mailed to stockholders of record of the Company concurrently with this proxy statement. The Annual Report is not, however, a part of the proxy soliciting materials.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

One of the purposes of the meeting is to elect three (3) directors to serve until the next Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board of Directors will be voted in favor of the three (3) nominees named below, unless otherwise specified on the proxy card. All of the nominees are currently members of the Board and have consented to be named and to serve if elected. There are no family relationships between any nominees, directors or executive officers of the Company.

The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a Director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

The Board recommends a vote FOR the election of each of the nominees listed below.

The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

Israel M. Stein, M.D. (age 57) has been a Director of the Company since 1972. Dr. Stein also has served as Chairman of the Board and President of the Company since 1972.

Alexander Sherman (age 40) is a partner of the Global Financial Group, Inc., and was formerly Director of Product Development at CogniMed, Inc., and a Principal Software Engineer at Lotus Development Corporation. Mr. Sherman has been a Director of the Company since 1999.

Arthur B. Malman (age 58) has been a Director of the Company since 1975. Mr. Malman is a partner of the law firm of Malman & Goldman, LLP and Feltman, Karesh, Major & Farbman and a principal of the Urban Group, a real-estate investment company.

BOARD OF DIRECTORS

Meetings of the Board of Directors and Committees

The Board of Directors met three (3) times during the fiscal year ended March 31, 2000. The Board of Directors has standing Audit and Compensation Committees. The Board has no nominating committee. All of the directors attended all of the meetings of the Board and Board committees on which they served during the fiscal year ended March 31, 2000.

The Compensation Committee consists of Mr. Sherman and Mr. Malman and has responsibility to evaluate compensation plans for employees, management and directors, and to make recommendations on compensation to the Board. The Compensation Committee met once during the fiscal year ended March 31, 2000. The Audit Committee, also consists of Mr. Sherman and Mr. Malman, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's auditors. The Audit Committee met once during the fiscal year ended March 31, 2000.

Compensation of Directors

Each Director is paid a fee of $1,250 per meeting of the Board of Directors attended and each member of the Audit and Compensation Committees is paid $750 per meeting attended. The Company reimburses Directors for all out-of-pocket expenses incurred in attending each Board and Committee meeting.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth the amount of Common Stock owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission (the "SEC"), directly or indirectly, by (1) any person (including any "group" as that term defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company, (2) each Director or nominee, (3) the "named executive officers" of the Company (as defined in Item 402 of SEC Regulation S-K), and (4) by all Directors and executive officers of the Company and its subsidiaries, as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within sixty days after July 16, 1999. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each individual named has sole voting and investment power with respect to the shares listed as being beneficially owned by such individual.

Name of Beneficial Owner	Shares of Common Stock and Nature of Beneficial Ownership	Percent of Common Stock
Israel M. Stein, MD 17 Edge Hill Road Chestnut Hill, MA 02467	481,922 (1)	31.5%
Randal J. Kirk Clinical Chemistry Holdings, Inc. 101-B Creekbridge Road Greensboro, NC 27406	401,133 (2)	26.2
Emile Hugen	14,334(3)	*
Arthur B. Malman	11,760(4)	*
Adrian Tennyenhuis	8,938(5)	*
Alexander Sherman	2,500(6)	*
All Directors and Executive Officers as a group (5 persons)	519,454(7)	33.9%

* Indicates less than 1% ownership.

(1)

Includes 34,834 shares held in joint tenancy with Dr. Stein's wife and 34,650 shares held as trustee of a private trust, as to which Dr. Stein disclaims beneficial ownership. Also includes 35,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 14, 2000.

(2)

Includes 398,133 owned by Clinical Chemistry Holdings, Inc. Mr. Kirk is deemed to have beneficial ownership of the shares held by Clinical Chemistry Holdings, Inc. Also includes 3,000 shares owned by Kirkland, LLC; Mr. Kirk is deemed to have beneficial ownership of the shares held by Kirkland, LLC.

(3)	Includes 14,334 shares issuable upon the exercise of stock options exercisable within 60 days after July 14, 2000.
(4)	Includes 110 shares owned by Mr. Malman's wife, as to which Mr. Malman disclaims beneficial ownership and 10,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 14, 2000.
(5)	Includes 3,938 shares issuable upon the exercise of stock options exercisable within 60 days after July 14, 2000.
(6)	Includes 2,500 shares issuable upon the exercise of stock options exercisable within 60 days after July 14, 2000.
(7)	See footnotes (1), (3), (4) (5) and (6).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires Directors, executive officers and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file with the Securities and Exchange Commission and NASDAQ reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company or written representations from certain persons that no reports were required for those persons, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended March 31, 2000, with the exception of one Form 5 report filed by Randal J. Kirk, on June 9, 2000, with respect to the acquisition and disposal of five hundred shares of the Company's stock which was inadvertently omitted from a Form 4 filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables and notes present the compensation provided by the Company during the last three (3) fiscal years to its top three executive officers for the fiscal year ended March 31, 2000.
	Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year (1)	Salary ($)(2)	Bonus ($)	Other Annual Compensation ($)(3)	Securities Underlying Options (#)(4)(5)	All other Compensation ($)
Israel M. Stein, M.D. Chief Executive Officer, President and Treasurer	2000 1999 1998	185,000 185,000 185,000	0 0 0	0 0 0	35,000 35,000 33,000	0 0 0
Adrian Tennyenhuis Senior Vice President of the Company and Managing Director of Clinical Data (Australia) Pty. Ltd.	2000 1999 1998	93,326 87,325 89,853	15,175 0 0	14,349 11,170 10,326	3,938 20,000 13,750	0 0 0
Emile Hugen Managing Director Vital Scientific NV	2000 1999 1998	78,115 86,770 83,279	10,806 12,167 11,999	0 0 0	14,334 14,334 14,300	0 0 0

(1)	The Company's fiscal year ends on March 31 of each year.
(2)	Salaries paid in foreign currency are translated into U.S. dollars at the spot rate on the last day of the fiscal year. At March 31, 200 the spot rate was 2.3136 Dutch Guilders and 1.6474 Australian dollars to the U.S. dollar, respectively.
(3)	The executive officers named in the Summary Compensation Table did not receive personal benefits or perquisites in excess of the lesser of $50,000 or 10% of the combined salary and bonus reported with respect to each of fiscal years 2000, 1999, and 1998, unless otherwise shown. The amounts in Other Annual Compensation are contributions to a deferred compensation plan in the respective countries.
(4)	The number of securities underlying options has been retroactively restated to reflect a 10% stock dividend on March 27, 1998.
(5)	The aggregate number of options issued pursuant to the Company's 1991 Stock Option Plan and representing the right to purchase shares of the Company's Common Stock at a fixed price per share (fair market value on the date of the grant) in accordance with the vesting schedule applicable to each option.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.
Name	Number of Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable Unexercisable		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2) Exercisable Unexercisable
Israel M. Stein, M.D.	--	--	35,000	0	96,268	0
Adrian Tennyenhuis	5,000	13,000	3,938	0	11,078	0
Emile Hugen	--	--	14,334	0	24,905	0

_________________

(1)	Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired without deducting taxes or commissions paid by employee.
(2)	Value of unexercised options equals fair market value of the shares underlying in-the-money options at March 31, 2000 ($3.44 per share), less exercise price, times the number of options outstanding.

Long-term Incentive Plans - Awards in Last Fiscal Year

The Company maintains no long-term incentive plans for executive officers other than the Company's 1991 Stock Option Plan.

Defined Benefit or Actuarial Plans

The Company maintains no defined benefit or actuarial plans for executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors, consisting in fiscal year 2000 of Mr. Malman and Mr. Sherman, was responsible for executive compensation decisions as described below. Mr. Malman is a partner of a law firm which provided legal services to the Company during fiscal 1998 and which may provide legal services to the Company in the future. See "REPORT OF THE COMPENSATION COMMITTEE ON COMPENSATION."

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the Stock Performance Graph contained elsewhere herein shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

REPORT OF THE COMPENSATION COMMITTEE ON COMPENSATION

During the fiscal year ended March 31, 2000, the Compensation Committee appointed by the Board of Directors of the Company was responsible for (i) establishing and administering the base salaries and cash bonuses of the Company's executive officers, (ii) administering and making recommendations and awards under the Company's 1991 Stock Option Plans. The Compensation Committee is composed exclusively of directors who are not also officers or employees of the Company. During the fiscal year ended March 31, 2000, the Compensation Committee consisted of two Board members, Messrs. Malman and Sherman.

The Company's executive compensation policies are designed to provide levels of cash and equity compensation that will reward and retain experienced executives who will contribute to the Company's performance in the competitive business environment in which the Company operates. The executive compensation program is designed to achieve these goals through a combination of base salary, cash bonuses and long-term incentive compensation in the form of stock options. As noted above, both the cash compensation and equity compensation components of the Company's executive compensation program are determined by the Compensation Committee.

Executive Officer Compensation

Approach and Objectives: The Company's Compensation Committee evaluates, both subjectively and objectively, the Company's financial performance, competitive position, future potential, the individual and group performance of the members of senior management, and compensation levels at comparable companies. In such evaluation, the Compensation Committee reviews data prepared by the Company and employs the business experience of the individual members of the Compensation Committee.

The Compensation Committee has historically established levels of executive remuneration that provide for a base salary intended to allow the Company to hire and retain qualified management. The Compensation Committee has also approved annual incentive bonuses based on individual and Company performance in order to reward achievement. From time to time, the Company has also granted stock options to key employees to bring the stockholders' interests more sharply into their focus and to insure that key employees have an interest in the long-term prospects of the Company.

Annual Salary and Bonus Compensation: Officers and other key employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to that of the Company. The annual compensation for each officer is based on a combination of experience, Company and individual performance, general economic conditions, marketplace trends, and other factors deemed important by the Compensation Committee, including the fact that the Company does not offer a defined benefit retirement plan. In addition, consideration is given to salary levels and traditional benefits accorded employees in the part of the world where he or she is employed.

In fiscal 2000, after consideration of recommendations by the Company's Chief Executive Officer, Dr. Stein, other than for himself, the Compensation Committee reviewed and confirmed the compensation for senior management. The salary of the Company's senior management is generally reviewed annually by the Compensation Committee, with the amount of any increases awarded based on aforementioned factors. The Compensation Committee also takes into consideration certain adjustments in salary as required by practice or regulation in the countries in which the Company and its subsidiaries operate.

The Compensation Committee historically has determined the level of bonuses to be awarded to senior management based primarily upon the financial performance of the Company. Under the Company's incentive bonus plan for fiscal 2000 adopted by the Compensation Committee, certain key employees were eligible to receive a bonus based upon base salary and the performance of the Company in comparison to its operating budget. In fiscal 2000, a bonus was awarded to Messrs. Hugen and Tennyenhuis. For fiscal 2001, the Compensation Committee is considering a similar bonus program based upon Company achievement of certain targeted goals.

Long Term Incentives: Currently, stock options are the Company's primary long-term incentive instrument. The size of the awards has historically been based on guidelines that take salary level, tenure, individual performance rating and importance to the Company into account. All stock options have been granted at exercise prices equal to the market price on the date of grant. The options become exercisable in either two or three annual installments on either the date of grant or on the first anniversary of the date of grant. The expiration dates are between the sixth and seventh anniversary.

Chief Executive Officer Compensation: In determining the annual salary, bonus, and long-term compensation of Dr. Stein, including stock options, the Compensation Committee considered the performance of the Company and the demonstrated leadership he brings to the Company. In addition to the factors considered for other officers and key employees, the Compensation Committee weighs the important role Dr. Stein plays within the Company as its founder, spokesman and Chief Executive Officer. In view of his substantial ownership of the Company's Common Stock, Dr. Stein has not, in the past five fiscal years, been awarded or requested increases in his base compensation. The annual base compensation of Dr. Stein has increased only once since fiscal 1991 and no bonus was awarded Dr. Stein for fiscal 2000.

The Compensation Committee believes that the Company's executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that its executive compensation practices have allowed it to retain key personnel whose contribution is needed for the Company's growth and profitability. The Compensation Committee further believes that bonuses and long-term incentives are an important means to incentivize the Company's overall performance and the individual performances of its senior executives and that bonuses are necessary to keep total compensation competitive with executive compensation at similarly situated companies.

As at March 31, 2000,

Compensation Committee:                                                                          The Board of Directors:
Arthur B. Malman, Esq.                                                                                   Israel M. Stein, M.D.
Alexander Sherman                                                                                          Arthur B. Malman, Esq.
                                                                                                                       Alexander Sherman

______________________________________________

Stock Performance Graph

Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock against the cumulative Total Return NASDAQ Market (U.S. and Foreign) Index and a peer group index that includes companies with SIC Code 382, Analytical Laboratory Instruments. This SIC code includes companies such as Beckman Coulter, Inc., Harden, Inc., Millipore, Inc., and Thermo Bioanalysis and fifty-eight other entities. Cumulative total return is measured assuming an initial investment of $100 at March 31, 1995 and the reinvestment of any dividends through the fiscal year ending March 31, 2000. The performance and trends depicted in the graph below are not necessarily indicative of actual or likely performance or trends for subsequent or future periods.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG NOVITRON INTERNATIONAL, INC., THE TOTAL RETURN NASDAQ MARKET (US & Foreign) INDEX AND A PEER GROUP

A graph appears here which shows at 3/31/00 the Peer Group had $227 return on $100 invested in 3/31/95, the NASDAQ Stock Market Index had a $563 return and Novitron International, Inc. had a $25 return.

*Assumes $100 invested on 3/31/95
including reinvestment of dividends.
Fiscal year ending March 31, 2000.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors of the Company has appointed Arthur Andersen LLP as auditors of the Company for the fiscal year ending March 31, 2001 and further directed that management submit the selection of auditors for ratification by the stockholders. Arthur Andersen LLP was the Company's auditor for the fiscal year ended March 31, 2000.

Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the proposal to ratify the choice of Arthur Andersen LLP as the Company's auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In fiscal year 2000, Landmark Scientific, Inc., a subsidiary of Clinical Chemistry Holdings, Inc., of which Randal J. Kirk is Chairman and a major shareholder, entered into, at arms length, an exclusive distribution arrangement with Vital Scientific NV, the Dutch subsidiary of the Company, for the sales and marketing of certain products of the Company in the eastern half of the United States. As at March 31, 2000, sales to Landmark Scientific amounted to approximately $105,000.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

Any stockholder proposal intended to be presented for consideration at the Company’s 2001 annual meeting of stockholders and included in the Company’s proxy statement, must be submitted to the Company so that it is received at the executive offices of the Company not later than April 9, 2001. Any stockholder desiring to submit a proposal should consult applicable regulations of the SEC.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone following the original solicitation.

OTHER MATTERS

As of the date of this proxy statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not limited to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interests of the Company and its stockholders.

August 9, 2000